August 17, 2007

                                                     Contact: Charles J. Viater
                                                                  President/CEO

                          MFB Corp. ASSET QUALITY CONTINUES TO RISE
                            NO EXPOSURE TO SUBPRIME LENDING MARKET

Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial (the "Bank"), reported today that focused attention on asset quality continues to positively impact operating results. In addition, the Bank has no exposure to the sub prime mortgage arena that has created significant concern across financial markets recently.

Charles J. Viater, President and CEO, stated that "Our attention to asset quality is paying dividends to our shareholders. Asset quality is the cornerstone of future earnings and shareholder value and we remain committed to this principle. The bank has never originated nor owned the kind of sub prime mortgage assets that have produced the broad-based financial market turmoil of recent weeks."

The table below depicts recent history of the Bank's Non-Performing Loans and Real Estate Owned:


                                                    June 30             March 31              December 31            September 30
                                                      2007                 2007                   2006                    2006


Consumer Loans greater than 90 days past due            30                    5                     57                       63
Mortgage Loans greater than 90 days past due           316                  868                    908                      319
Commercial Loans greater than 90 days past due       4,353                5,001                  5,753                    6,008
                                                     -----                -----                  -----                    -----
Total Non-Accrual Loans                              4,699                5,874                  6,718                    6,390

Restructured Loans                                     408                  446                      -                        -
Loans over 90 days past due still accruing             120                   20                      -                      619
                                                     -----                -----                  -----                    -----
Total Non-Performing Loans                           5,227                6,340                  6,718                    7,009

Real Estate Owned                                      235                  179                     80                    1,245
                                                     -----                -----                  -----                    -----

Total Non-Performing Assets                          5,462                6,519                  6,798                    8,254
                                                     -----                -----                  -----                    -----
Ratio of Non-Performing Assets to Total Loans        1.37%                1.68%                  1.77%                    2.18%


Non-performing assets have been reduced by $2.8 million, or 33.8% in the past nine months A significant portion of the non-performing commercial loans relate to credit facilities provided to three separate entities, two of which have common ownership. Management continues to actively manage these situations in an effort to further reduce the Bank's exposure. The ratio of non-performing assets to total loans has decreased from 2.18% at September 30, 2006 to 1.37% as of June 30, 2007, or a decrease of 37.1%. According to Viater, "We will continue to be attentive to this issue as part of an overall strategy of intelligent growth that creates long term value for our stakeholders."

MFB Corp.'s wholly owned federal savings bank subsidiary, MFB Financial (the "Bank") conducts business in Indiana from their corporate office in Mishawaka and ten banking centers in St. Joseph and Elkhart Counties and provide private client services to the Indianapolis market through the Bank's office in Hamilton County. The Bank offers a variety of lending, deposit and other financial services to its retail and business customers. The Wealth Management Group of the Bank attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services. The Bank has also recently added a New Buffalo mortgage loan office located in Berrien County, Michigan. For more information, go to www.mfbbank.com.

The foregoing discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, and competition, all or some of which could cause actual results to differ materially from historical earnings and
those  presently   anticipated  or  projected.   These  factors  should  be
considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. MFB Corp. does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.